Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Magellan Petroleum Corporation of our report dated September 30, 2016 related to the financial statements of Tellurian Services LLC as of April 9, 2016, December 31, 2015, and 2014 and for the period from January 1, 2016 to April 9, 2016 and for the years ended December 31, 2015 and 2014, appearing in the Current Report on Form 8-K of Magellan Petroleum Corporation dated October 11, 2016, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE

Houston, Texas
October 11, 2016